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EXHIBIT 23






                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Report on Form 8-K of Bergamo Acquisition Corp. of our report dated August 8, 2002 on our audit of the financial statements of Clothing Source of California, Inc. as of December 31, 2001, and the results of its operations and cash flows for the year ended December 31, 2001.



/s/ Henry Schiffer

Henry Schiffer, CPA
An Accountancy Corporation
September 9, 2002